EXHIBIT 10.1

SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

David Steichen

I.    Definitions.  You and I intend all words used in this Severance Agreement and Release of Claims (“Agreement”) to have their plain meanings in ordinary English.  Specific terms that you and I use in this Agreement have the following meanings:

A.	I, me, and my include both me (David Steichen) and anyone who has or obtains any legal rights or claims through me.

B.
Analysts International means Analysts International Corporation and any related or affiliated business entities in the present or past, including without limitation, its or their predecessors, successors, parents, subsidiaries, affiliates, joint venture partners, and divisions.

C.
Company means Analysts International; the present and past Board of Directors, shareholders, officers and employees of Analysts International; Analysts International’s insurers; and anyone who acted on behalf of Analysts International or on instructions from Analysts International.

D.
My Claims means any and all claims, actions, rights, causes of action and demands, known or unknown, arising at law, in equity, or otherwise, from the beginning of time and continuing through and up to the date on which I sign this Agreement, which I have or may have against the Company, including without limitation:

1.	all claims arising out of or relating to my employment with Analysts International or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions or omissions of the Company;

3.
all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act (except for any vested claim for benefits under a qualified retirement plan that may be brought pursuant to 502(a)(1)(B) of ERISA), the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, the Minnesota Human Rights Act, and any applicable local human rights ordinance;

4.
all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.
all claims for compensation of any kind, including without limitation, salary, wages, bonuses, commissions, stock-based compensation, vacation pay, paid time off, fringe benefits and expense reimbursements;

6.	all claims for reinstatement or other equitable relief; back pay, front pay, compensatory damages, damages for alleged personal injury, liquidated damages and punitive damages; and

7.	all claims for attorneys’ fees, costs and interest.

However, My Claims does not include any claims that the law does not allow to be waived or any claims that may arise after the date on which I sign this Agreement.

E.	You and your include Analysts International and anyone who has or obtains any legal rights or claims through Analysts International.

F.
Your Claims means any and all claims, actions, rights, causes of action and demands, known or unknown, arising at law, in equity, or otherwise, from the beginning of time and continuing through and up to the date on which you sign this Agreement, which you have or may have against me, including without limitation:

1	all claims arising out of or relating to my employment with Analysts International;

2.	all claims for expense reimbursements;

3.	all claims for any equitable relief; compensatory damages, damages for alleged personal injury, liquidated damages and punitive damages; and

4.	all claims for attorneys’ fees, costs and interest.

However, Your Claims does not include any claims that the law does not allow to be waived or any claims that may arise after the date on which you sign this Agreement.

II.    Termination of Employment and Agreement to Release My Claims.

A.            My employment with Analysts International will terminate as of the close of business on February 19, 2008. Provided I perform all of my obligations under this Agreement and do not revoke this Agreement within the fifteen day revocation period below, I will receive “Special Consideration” from Analysts International in the form of:

i.	a single lump sum severance payment equal to one year’s salary (at my current rate of pay and subject to normal withholdings);

ii.	a bonus of $25,000, equivalent to the fourth quarter management incentive bonus opportunity, which the Company will pay whether or not I actually qualify for such bonus;

iii.	a $20,000 stay bonus if, in the reasonable judgment of the Company’s CEO, I satisfactorily perform the transition of my duties through February 19, 2008;

iv.
if I choose to extend my employment through February 29, 2008, a $25,000 “extra effort” bonus if in the reasonable judgment and sole discretion of the Company’s CEO, I have exerted all reasonable efforts to enable the filing of the Company’s Form 10-K for fiscal year 2007 with the SEC on or before February 29, 2008 and such Form 10-K is signed by me in my capacity as the Company’s CFO (it being understood, however, that nothing herein creates any obligation or expectation that I act in any way that is inconsistent with, or would require me to violate, any applicable code of professional conduct, and further understood that if, in the reasonable judgment of both me and the Company’s CEO, it would be imprudent or inadvisable to file the Form 10-K on or before February 29, 2008, but in the CEO’s reasonable judgment and sole discretion I have made every reasonable effort to accomplish the filing by such date, this payment will nevertheless be made);

v.	an additional payment in the amount of $27,000.00, to compensate me for the loss of use of the leased vehicle the Company has previously provided for me;

vi.
payment of 100% of the monthly premiums for health, dental and life insurance coverage through February 19, 2009 or until I become eligible for comparable health, dental, and life insurance through another employer, whichever occurs sooner;

vii.
twelve months of outplacement services (which may begin any time after execution and delivery of this agreement and expiration of the revocation period set forth herein) in accordance with the Company’s arrangement with Lee Hecht Harrison, LLC; and

viii.	reimbursement of my out-of-pocket expenses in becoming recertified as a public accountant, including the cost of obtaining CPE credits, in an amount not to exceed $5,000.00.

For the avoidance of doubt, I will be eligible to receive each of the items of the Special Consideration set forth in items i-iii and v-viii if I continue my employment through February 19, 2008, perform all of my obligations under this Agreement with respect to each such item, do not revoke this Agreement within the fifteen day revocation period, and the remaining terms and conditions set forth in the Agreement have been met.  Notwithstanding the foregoing, I will be eligible to receive the Special Consideration set for in item iv above only if I have met and satisfied the terms and conditions of such item iv.

B.            My Special Consideration is contingent upon me signing and not revoking this Agreement as provided below. I understand and acknowledge that the Special Consideration is in addition to anything of value that I would be entitled to receive from Analysts International if I did not sign this Agreement or if I revoked this Agreement.

C.            In exchange for the Special Consideration, I give up, settle and release all of My Claims and I agree to abide by this Agreement in all respects.  I understand and agree that through this release I am extinguishing all of My Claims occurring up to the date on which I sign this Agreement.  The Special Consideration that I am receiving is a fair compromise for my undertakings in this Agreement.

D.            Notwithstanding the foregoing, I understand that nothing contained in this Agreement purports to limit any right I may have to file a charge with Equal Employment Opportunity Commission or other administrative agency or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This Agreement does, however, waive and release any right to recover monetary damages resulting from such investigation or litigation.

E.            Likewise, in exchange for my release of My Claims and other consideration, you give up, settle and release all of Your Claims and you agree to abide by this Agreement in all respects.  You understand and agree that through this release you are extinguishing all of Your Claims occurring up to the date on which you sign this Agreement

F.            For the avoidance of doubt, the Company acknowledges that nothing in this Agreement is intended to diminish or alter any rights I may have under the Company’s Restated Special Executive Retirement Plan as adopted December 27, 2006 and amended September 1, 2007 (the “Plan”), which rights are as stated in the Plan.  The Company has advised me that as of December 29, 2007 the accrued balance in my deferred compensation account is $121,000.  Between December 30, 2007 and the distribution of my deferred compensation, the Company acknowledges that my balance will continue to accumulate and accrue interest in accordance with the terms of the Plan as administered under the direction of the Company’s Board of Directors.  I will be paid the full amount in my deferred compensation account within ten (10) business days of when such payment is allowed under section 409A of the Internal Revenue Code of 1986, as amended.

G.            To the extent I am presently covered by the Company’s D&O policies for acts or omissions that occurred within the scope of my employment, the Company agrees that it will continue to maintain reasonable levels of such coverage for not less than two (2) years after the termination of my employment.

III.    No Admission of Liability.  Even though Analysts International will provide Special Consideration for me to settle and release My Claims and to otherwise abide by this Agreement, the Company does not admit that it is responsible or legally obligated to me.  In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly or acted wrongfully.

IV.     Acknowledgement of Risk of Change in Facts or Law.  I acknowledge that the facts and the law material to this Agreement may turn out to be different from or contrary to my present belief, and I assume the risk that such differences may arise.  I acknowledge and represent that I have not relied on any representations of the Company or the Company’s counsel in entering into this Agreement.  Once the fifteen day revocation period below has expired, I intend that the release granted herein shall be final, complete, irrevocable and binding in all events and circumstances whatsoever.

V.    Advice to Consult with an Attorney.  I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Agreement.  My decision whether to sign this Agreement is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

VI.    Period to Consider this Agreement.  I understand that I have 45 days from the day that I receive this Agreement (not counting the day upon which I receive it), or through March 5, 2008, or whichever is later, to consider whether I wish to sign this Agreement.  I understand Analysts International will accept this Agreement and pay to me the Special Consideration described above if I sign and return this Agreement and if I do not revoke this Agreement as provided below.  I understand that if I sign this Agreement on or before March 5, 2008, or choose to forego the advice of legal counsel, I do so freely and knowingly, and I waive any and all further claims that such action or actions would affect the validity of this Agreement.  I understand that any changes to this Agreement, whether material or not material, do not restart the period of time I have to consider whether or not to sign this Agreement.

If I elect not to execute and return this Agreement on or before March 5, 2008, I further understand that the offer contained herein shall terminate and Analysts International shall be under no obligation to provide the severance compensation and the benefits provided herein.

VII.    My Right to Revoke this Agreement.  I understand that I may revoke this Agreement at any time within fifteen days after I sign it, not counting the day upon which I sign it.  This Agreement will not become effective or enforceable unless and until the fifteen-day revocation period has expired without my revoking it.  I understand that if I rescind or revoke this Agreement, all of Analysts International’s obligations to me under this Agreement will immediately cease and terminate, and Analysts International will owe me no amounts hereunder.  If I do not revoke or rescind this Agreement within said fifteen-day period, I understand that the Company will pay the Special Consideration to me on my termination date or when that fifteen-day period expires, whichever is later.

VIII.    Procedure for Accepting or Revoking this Agreement. To accept the terms of this Agreement, I must deliver the Agreement, after I have signed and dated it, to Analysts International by hand or by certified mail, return receipt requested, on or before March 5, 2008.  To revoke my acceptance, I must deliver a written, signed statement that I revoke my acceptance to Analysts International by hand or by certified mail within the fifteen-day revocation period.  All certified mailings and hand deliveries must be made to Analysts International at the following address:

Jill Dose
Analysts International Corporation
3601 West 76th Street
Edina, MN 55435

If I choose to deliver my acceptance or the revocation of my acceptance by mail, it must be:

1.	postmarked within the period stated above; and

2.	properly addressed to Jill Dose, Analysts International, at the address stated above.

IX.    Non-disparagement.  Both I and the Company agree not to make negative or disparaging remarks or comments about each other, including, in the case of the Company, about its officers, directors, management, employees, products or services.

X.    Non-solicitation.  I will not solicit, either directly or indirectly, or accept, for my own account or for anyone else, business for services or products similar in use or application to Analysts International’s services or products of any Analysts International customer or prospective customer: (i) which at any time during the last 12 months of my employment with Analysts International was a customer of the office, business group or unit, practice or reporting unit to which I was assigned; or (ii) to whom, during the last 12 months of my employment the Analysts International office, business group or unit, practice or reporting unit which I was assigned, submitted a proposal or proposals for Analysts International’s services or products; or (iii) with whom, during the last 12 months of my employment, I otherwise dealt or about whom I received business information.  I will also refrain from participating in or giving information or other assistance to anyone else in soliciting such business from these Analysts International customers and prospective customers.  I agree that I will refrain from this form of unfair competition for a period of 12 months after my employment with Analysts International.

XI.    Non-interference, Cooperation.  Recognizing that Analysts International incurs significant expense in recruiting its personnel and has the right to expect their continued service, I will not interfere with Analysts International’s relationships with its employees and subcontractors.  Specifically, I will not participate or give assistance in any effort of any other business, including any business that I may own or operate to hire or engage the services of an Analysts International employee or subcontractor; nor will I encourage any Analysts International employee or subcontractor to leave the employment or service of Analysts International.  I agree that I will not engage in this form of unfair competition for a period of 12 months after my employment with Analysts International.  In addition, for not less than one (1) year following termination of my employment, I will cooperate with the Company in any matters involving the transition of my responsibilities or other matters involving the business of the Company.

XII.    Confidentiality.  I agree that following the termination of my employment, I will keep confidential, and will not use for my benefit for the benefit of any other company or person, confidential Analysts International business information, including but not limited to the identity of Analysts International customers and prospective customers and their requirements for IT consulting and other services provided by Analysts International, salary information, contract rates in contract expiration dates, details of Analysts International projects, business, marketing and strategic plans and company or office financial information.  I recognize that the Company has furnished any information of this type to me in confidence on the understanding that I would not disclose any such confidential information or use it for the advantage of myself or anyone other than Analysts International.

XIII.    Return of Property.  I agree that I will not retain any copies of Company property or documents except to the extent required to perform my obligations under the Consulting Agreement between me and the Company having an effective date of March 3, 2008.  I agree that this obligation is ongoing and that if I subsequently discover any additional company property that I will promptly return it to Analysts International upon the termination of said Consulting Agreement.  I represent that upon the termination of any said Consulting Agreement I will deliver and return to the Company (a) all materials of any kind in my possession (or under my control) incorporating Confidential Information (as such term is defined in any applicable agreement between me and the Company) or otherwise relating to the Company’s business (including but not limited to all such materials and/or information stored on any computer or other storage device owned or used by me), and (b) all Company property in my possession (or under my control), including (but not limited to) computers, computer software applications, cellular telephones, pagers, credit cards, keys, records, files, manuals, books, forms, documents, letters, memoranda, data, tables, photographs, video tapes, audio tapes, computer disks and other computer storage media, all materials that include trade secrets, and all copies, summaries or notes of any of the foregoing.

Notwithstanding the foregoing, the Company agrees that I may keep as my own the following Company property:  one Dell Latitude D600 laptop computer; one Dell Latitude D620 laptop computer and one Linksys router.  I will promptly and permanently remove all Company information on such computer.  I acknowledge and agree that from and after the effective date of termination of my employment with the Company, I will be solely responsible for any and all maintenance and support with respect to such computer, which is being furnished to me “AS IS” and without warranty of any kind (other than the warranty of clear title).

XIV.             No Other Promises or Representations.  I agree that no promise or representation, other than the promises and representations expressly contained in this Agreement, has been made to me by the Company with regard to my separation from employment with the Company.

XV.    Interpretation of this Agreement.  This Agreement should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company and to otherwise fulfill my obligations under this Agreement.  If any provision of this Agreement is found to be illegal and/or unenforceable, such provision shall be severed and modified to the extent necessary to make it enforceable; and as so severed or modified, the remainder of this Agreement shall remain in full force and effect and enforceable with respect to the release of all the remainder of My Claims.

XVI.    Voluntary Release.  I have read this Agreement carefully.  I understand all of its terms.  In signing this Agreement, I have not relied on any statements or explanations made by the Company except as specifically set forth in this Agreement.  I am voluntarily releasing My Claims against the Company without coercion, duress or reliance on any representations by any Analysts International employee, agent or attorney and I am voluntarily undertaking my other obligations under this Agreement without coercion, duress or reliance on any representations by any Analysts International employee, agent or attorney.  I intend this Agreement to be legally binding.

XVII.    Non-Disclosure of this Agreement.  I agree that the terms of this Agreement are confidential.  I will not, directly or indirectly, disclose any of the terms of this Agreement to anyone other than my immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law (for example, by subpoena or other compulsory legal process).

XVIII.    Governing Law; Jurisdiction and Venue.  This Agreement is governed by and shall be construed in accordance with the laws of the State of Minnesota and any dispute related thereto shall be exclusively venued in the state courts of Minnesota located in Hennepin County, Minnesota.  In the event litigation results involving this Agreement, the unsuccessful party agrees to pay the prevailing party’s reasonable attorneys’ fees and costs.

XIX.    Other Agreements.  I understand that this Severance Agreement and Release of Claims and the employee benefit plans of the Company in which I am a participant (including the Company’s Restated Special Executive Retirement Plan as adopted December 27, 2006 and amended September 1, 2007) contain all of the agreements between the Company and me.  These agreements supersede all other written and oral agreements we may have.  Any additions or changes to this Agreement must be in writing and signed by both parties.

XX.     Survival.  I understand that the provisions of this Agreement that, by their nature and content, must survive the completion, rescission, termination or expiration of this Agreement in order to achieve the fundamental purposes of this Agreement (including but not limited to the provisions of paragraphs II(C), IX, X, XI, XII & XIII of this Agreement) will survive the termination of my employment and the termination, for any reason, of this Agreement.

XXI.    Release as Evidence.  I understand and agree that in the event that any claim, suit or action shall be commenced by me against Analysts International, including, but not limited to, claims, suits or actions relating to my employment with Analysts International through this date, this Agreement shall constitute a complete defense to any such claims, suits or actions so instituted.

David Steichen	Analysts International Corporation
_______________________________________	By: ______________________________
Title: _____________________________
Date signed: _________________________	Date signed: ________________________